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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                              JONATHAN G. ORNSTEIN

                                       AND

                              MESA AIR GROUP, INC.

                           DATED AS OF MARCH 31, 2004

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                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (this "Agreement") made and entered into as of March 31, 2004, by and between Mesa Air Group, Inc., a Nevada corporation (the "Company"), and Jonathan G. Ornstein ("Executive").

                                    RECITALS

      The Company and Executive are parties to an employment agreement dated as of March 13, 2001. The parties have agreed to enter into this Agreement, which supersedes the existing agreement.

                                    ARTICLE I
                                 DUTIES AND TERM

      1.1 EMPLOYMENT. In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged, the Company agrees to hire Executive, and Executive agrees to remain in the employ of the Company, upon the terms provided in this Agreement.

      1.2 POSITION AND RESPONSIBILITIES.

            (a) Executive shall serve as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Executive agrees to perform services, not inconsistent with his position, as are from time to time assigned to him by the Board of Directors of the Company.

            (b) During the period of his employment under this Agreement, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, but Executive shall have the right to engage in personal business and to participate in charitable and civic activities, during normal business hours and otherwise, as long as such business and activities do not unreasonably interfere with Executive's duties to the Company.

      1.3 TERM. The term of Executive's employment under this Agreement shall commence on March 31, 2004, and shall continue, unless sooner terminated, through March 30, 2009 (the "Expiration Date").

      1.4 LOCATION. During the period of his employment under this Agreement, Executive shall not be required, except with his prior written consent (which may be withheld in his discretion), to relocate his principal place of employment outside Maricopa County, Arizona. Required travel on the Company's business shall not be deemed a relocation so long as Executive

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is not required to provide his services under this Agreement outside of Maricopa
County, Arizona, for more than 50% of his working days during any consecutive six-month period.

                                   ARTICLE II

                                  COMPENSATION

      For all services rendered by Executive in any capacity during his employment under this Agreement, including, without limitation, services as a director, officer or member of any committee of the Board of the Company or of the board of directors of any subsidiary of the Company, the Company shall compensate Executive as set forth in this Article II and as provided in Article IV.

      2.1 BASE SALARY. The Company shall pay to Executive an annual base salary of not less than the amount indicated below during the 12-month period beginning on March 31 of the years indicated below (the "Base Salary"):

Year                      Base Salary
----                      -----------
2004                      $   300,000
2005                      $   375,000
2006                      $   450,000

      Executive's Base Salary shall be paid every other week in equal installments. The Base Salary shall be reviewed annually by the Board or a committee designated by the Board, and the Board or such committee may, in its discretion, increase the Base Salary. Subject to the consent of Executive (which consent shall not be unreasonably withheld), the Company may reduce the Base Salary under circumstances in which the Company has suffered severe financial losses and has imposed cuts in salary of other officers on an across the board basis, but any such reduction may not be at a greater percentage than the reduction imposed on any other officer (an "Across the Board Reduction").

      2.2 BONUS PAYMENTS.

            (a) The Company shall pay Executive a cash retention bonus on the date of this Agreement in the amount of $1,860,000.

            (b) During the period of Executive's employment under this Agreement, Executive shall be entitled to the bonus payments specified on Exhibit A. Any bonus payable to Executive under the plan described in Exhibit A is referred to as an "Incentive Bonus." Any Incentive Bonuses will be paid on a quarterly basis, not later than 45 days after the end of each fiscal quarter (or 90 days after the end of any fiscal year), based on the Company's financial statements in its Form 10-Q or Form 10-K, as the case may be; payments made with respect to any fiscal quarter other than the last fiscal quarter of a fiscal year of the Company will be made on an estimated basis (based on annualized results), and the parties will account to one another

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and make appropriate payment adjustments promptly after the financial statements for any fiscal year become available. The Company in its discretion may pay bonuses to Executive in addition to the Incentive Bonuses set forth in Exhibit
A.

      2.3 STOCK OPTIONS.

            (a) The Company confirms the grant to Executive, effective as of April 1, 2004, of options to purchase 150,000 shares of stock at an exercise price equal to the market value of the Company's common stock on April 1, 2004, under the terms of the existing 2001 Key Officer Stock Option Plan. In addition, as of April 1st of each year during the term of this Agreement (or the next business day if April 1st of any year is not a business day), the Company shall issue options to purchase not fewer than 150,000 shares of common stock of the Company (adjusted appropriately for any stock dividend, stock split, spin-off, reorganization, or similar transaction), under the 2001 Key Officer Stock Option Plan.

      2.4 RESTRICTED STOCK.

      The Company has granted to the Executive on the date hereof, an award of 238,156 Restricted Stock Units pursuant to a Restricted Stock Agreement between the Company and the Executive in the form of Exhibit E. Each such Unit shall represent the right to receive, subject to vesting, at the times provided for herein, one share of the common stock of the Company. In addition, the Company shall pay to the Executive dividend equivalent amounts with respect to the Restricted Stock Units at the time and in the amount of any dividend distributions paid with respect to shares of Common Stock. The Restricted Stock Units, which shall be in addition to and not in lieu of any options that are otherwise granted to Executive, shall vest as follows:

79,386 shares                  March 31, 2005
79,385 shares                  March 31, 2006
79,385 shares                  March 31, 2007

      All non-vested Restricted Stock Units shall immediately vest upon a Change of Control or if the Executive is terminated without Cause.

      2.5 ADDITIONAL BENEFITS.

            (a) GENERAL BENEFITS. During the term of this Agreement, Executive shall be entitled (i) to participate in all employee benefit and welfare programs, plans and arrangements (including, without limitation, pension, profit sharing, supplemental pension and other retirement plans, insurance, hospitalization, medical and group disability benefits, travel or accident insurance plans) and (ii) to receive fringe benefits, such as dues and fees of professional organizations and associations, in each case under (i) and (ii) to the extent that such programs, plans, arrangements, and benefits are from time to time available to the Company's executive personnel (the programs and benefits in (i) and (ii) are referred to as "General Benefits"). During the period of his employment under this Agreement, the Company shall continue to provide the General Benefits to Executive at a level which shall in no event be less, in any material respect, than the General Benefits made available to Executive by the Company as of the date of this

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Agreement. Subject to the consent of Executive (which consent shall not be unreasonably withheld), the Company may reduce the General Benefits under circumstances in which the Company has suffered severe financial losses and has imposed reductions in coverage of the General Benefits of other officers on an across the board basis, but any such reduction may not be disproportionately greater than the reduction imposed on any other officer.

            (b) DEATH BENEFIT. The Company shall promptly (and in any event not later than 60 days after this Agreement is executed) obtain term life insurance on the life of Executive such that the aggregate death benefit under existing and new policies held by the Company totals $5,000,000. Such insurance shall be obtained under one or more policies from insurers reasonably acceptable to Executive. As long as Executive is employed by the Company, (i) the Company shall pay the premiums on the policy (or policies) and shall maintain the policy (or policies) in full force and effect, and (ii) Executive shall have the exclusive right to designate the beneficiary under such policy (or policies). The Company shall assign the policy (or policies) to Executive, without any cost to Executive, effective immediately after Executive ceases to be an employee of the Company, regardless of the reason for Executive's termination of employment. The Company shall not pledge or otherwise encumber the policy (or policies) at any time.

            (c) DISABILITY BENEFITS. The Company shall provide Executive with the following disability benefits:

                  (i) During any period of disability, illness or incapacity during the term of this Agreement which renders Executive at least temporarily unable to perform the services required under this Agreement, Executive shall receive the Base Salary payable under Section 2.1 plus any cash bonus compensation earned pursuant to the provisions of this Agreement or any incentive compensation plan then in effect but not yet paid, less any cash benefits received by him under any disability insurance carried by or provided by the Company. Upon Executive's Total Disability (as defined below), which Total Disability continues during the payment periods specified in this Section, the Company shall pay to Executive, on a monthly basis, for the period specified below, an amount (the "Disability Payment") equal to (A) one-twelfth of the sum of (1) Executive's Base Salary in effect immediately prior to the time such Total Disability occurs, plus (2) an amount equal to the greater of (x) the Threshold Bonus or (y) one half of the sum of (i) the bonuses (whether Incentive Bonuses or other bonuses) that have been paid to Executive with respect to the two fiscal years immediately preceding the fiscal year in which the Total Disability occurs, and (ii) the bonuses (whether Incentive Bonuses or other bonuses) that have been accrued with respect to the two fiscal years immediately preceding the fiscal year in which the Total Disability occurs but have not been paid (or if Executive has been employed by the Company for less than two full fiscal years at the time of such Total Disability, then an amount equal to the sum of such paid and accrued bonuses with respect to the fiscal year immediately preceding the fiscal year in which the Total Disability occurs), which payments shall be due in full regardless of any compensation paid to Executive as a result of his employment by any other person after

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      the date that Total Disability occurs, (B) reduced by the amount of any monthly payments under any policy of disability income insurance paid for by the Company (including the policy described in Section 2.5(c)(ii)) which payments are received during the time when any Disability Payment is being made to Executive following Executive's Total Disability. The Company shall pay the Disability Payment to Executive in equivalent installments, at the same time or times as would have been the case for payment of Base Salary if Executive had not become Totally Disabled and had remained employed by the Company, and such payments shall continue until the later of the expiration of the term of this Agreement and 48 months, except that the Company's obligation to make such payments shall cease upon the death of Executive. Upon Executive's Total Disability, except as provided in this Agreement, all rights of Executive under this Agreement shall terminate.

                  (ii) In order to provide a ready source of funds with which to pay the benefits provided for in clause (i) above, if Executive becomes disabled (determined in accordance with the policy described below) during the term of this Agreement and such disability extends beyond 180 days, then Executive shall be paid the benefits provided for under the disability insurance policy issued by UNUM Life Insurance Company (Policy #LAR 442810), which the Company agrees to maintain in full force and effect during the term of this Agreement. The Company promptly (and in any event not later than 60 days after this Agreement is executed) shall cause such policy to be amended to the extent necessary to cause Executive to be eligible for disability payments for a minimum of four years from the date of such disability (that is, providing for 3-1/2 years of coverage, taking into account the 180-day coverage provided by the Company directly under Section 2.5(c)(i)), to remove any exclusion for pre-existing conditions (including any treatment or operation or complications arising from the foregoing), and to increase the amount payable to a minimum of $58,000 per month. To the extent the Company is unable to cause such policy to be so amended, then the Company nonetheless shall be obligated to provide such payments to Executive directly. Such coverage shall apply regardless of whether such four-year period extends beyond the term of this Agreement.

            (d) RELOCATION EXPENSES. During the term of this Agreement, if Executive's principal place of employment is relocated outside Maricopa County, Arizona (with Executive's consent, in accordance with Section 1.4), the Company shall reimburse Executive for all usual relocation expenses incurred by Executive and his household in moving to the new location, including, without limitation, moving expenses and rental payments for temporary living quarters in the area of relocation for a period not to exceed six months, real estate brokerage commissions incurred by Executive in the sale of his then existing principal residence, and loan financing charges and closing costs incurred in connection with the acquisition and financing of a new residence.

            (e) REIMBURSEMENT OF BUSINESS EXPENSES. During the term of this Agreement, the Company shall, in accordance with standard Company policies, pay, or reimburse

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Executive for, all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement. In addition, during the term of this Agreement, the Company shall provide to Executive a supplemental allowance, in the amount of $3,000 per month to be used by Executive in his discretion for investigation of business opportunities and strategic allegiances for the Company and for client and customer development.

            (f) VACATIONS. During the term of this Agreement, Executive shall be entitled to vacations with pay, and to such personal and sick leave with pay, in accordance with the policy of the Company as may be established from time to time by the Company and as applies to other executive officers of the Company. In no event shall Executive be entitled to fewer than four weeks' annual vacation. Unused vacation days may be carried over from one year to the next in the maximum amount of four weeks' annual vacation; that is, to the extent that vacation days to which Executive is entitled remain unused, such unused vacation days will cumulate and be useable in any subsequent year, but no more than four weeks' of annual vacation in the aggregate can be carried over from one year to the next. Any vacation days which remain unused at the end of a fiscal year that are in excess of such four weeks' annual vacation shall expire and shall thereafter no longer be useable by Executive, but the Company shall compensate Executive for any such unused vacation days in accordance with the formula set forth in Section 4.1(b). Similarly, any unused paid holidays may be carried over from one year to the next but not in excess of an aggregate of five days of paid holidays may be carried over from one year to the next; to the extent any paid holidays remain unused at the end of a fiscal year that are in excess of such five paid holidays, such paid holidays shall expire and shall thereafter no longer be useable by Executive, but the Company shall compensate Executive for any such unused paid holidays in accordance with the formula set forth in
Section 4.1(b).

            (g) DIRECTOR FEES. During the term of this Agreement, Executive shall not be entitled to be paid any fees for attendance at meetings of the Board of Directors or any committee of the Board of Directors (or the board or committee of the board of any subsidiary).

            (h) AIRLINE PASSES. During the term of this Agreement and for any period during which the Consulting Agreement is in effect, the Company shall use reasonable efforts to obtain for the benefit of Executive and Executive's immediate family (Executive's spouse, Executive's children, and the spouse and children of any of Executive's children), the right to fly on a complimentary basis on the aircraft of other airlines, on a positive space basis. Such efforts shall include negotiating in good faith with other carriers for such rights and offering reciprocal rights to the executives (and their immediate family members) of such other carriers. The Company shall provide to Executive and Executive's immediate family, during the life of each such individual, the right to fly on a complimentary basis on any aircraft operated by the Company or any affiliate at any time on a positive space basis; the Company shall use its best efforts to cause any successor or subsequent successor to the business or assets of the Company to grant such rights as to all routes operated by such successor (or subsequent successor) and any of its affiliates.

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            (i) USE OF COMPANY AIRCRAFT. During the term of this Agreement, the
Company shall provide to Executive, for Executive's personal use or business use (or a combination of such uses), at no cost to Executive, the use of any Company owned or operated aircraft selected by Executive (together with pilots, fuel, landing fees, and other related costs and personnel associated with such use), for up to 100 flight hours per calendar year. The selection of aircraft and the scheduling of the use of such aircraft shall be subject to reasonable requirements of the Company concerning availability of such aircraft and personnel to operate such aircraft.

            (j) PROFESSIONAL SERVICES. During the term of this Agreement, the Company shall reimburse Executive for his out-of-pocket costs incurred in connection with the retention of professionals by Executive to provide Executive with income tax, estate planning, and investment advisory services. The maximum amount of reimbursable expenses for such purposes shall be $10,000 for calendar year 2004, and $5,000 for each calendar year thereafter during the term of this Agreement. The Company shall reimburse Executive for such costs promptly after Executive submits an invoice to Company. In order to preserve Executive's rights to confidentiality, Executive may satisfy the requirement of submitting an invoice by providing the Company with a copy of the facing page of the invoice showing the fees and expenses for the services rendered and the general nature of the services rendered but without any detail concerning the substance of the services rendered.

            (k) EXECUTIVE SECURITY. During the term of this Agreement, the Company shall provide to Executive such security services as are reasonably necessary for the protection of the life and property of Executive and Executive's immediate family members.

      2.6 PAYMENT OF EXCISE TAXES. If any payment received by Executive under this Agreement or under the Consulting Agreement provided for in Section 4.3(i), as a result of or following any termination of employment under this Agreement, is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended from time to time, the "Code"), or any successor or similar provision of the Code (the "Excise Tax"), the Company shall pay Executive an additional cash amount (the "Gross Up") such that the net after-tax amount received by Executive under this Agreement is the same as if the Excise Tax had not applied to any payments made under this Agreement. The Company shall pay such amounts promptly after the calculation referred to in Section 2.7 has been made.

      2.7 CERTAIN ADJUSTMENT PAYMENTS. For purposes of determining the Gross Up, Executive shall be deemed to pay the federal income tax at the highest marginal rate of taxation (currently 39.6%) in the calendar year in which the payment to which the Gross Up applies is to be made. The determination of whether such Excise Tax is payable and the amount of the Excise Tax shall be made upon the opinion of a national accounting firm selected by Executive and reasonably acceptable to the Company. If such opinion is not finally accepted by the Internal Revenue Service upon audit or otherwise, then appropriate adjustments shall be computed (with interest at the rate required to be paid by Executive under the Code and with Gross Up, if

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applicable) by such tax counsel based upon the final amount of the Excise Tax so determined, and (a) any additional amount due Executive as a result of such adjustment shall be paid to Executive by the Company in cash in a lump sum within 30 days after such computation, or (b) any amount due the Company as a result of such adjustment shall be paid to the Company by Executive in cash in a lump sum within 30 days after such computation.

      2.8 DEFERRED COMPENSATION AGREEMENT. Upon execution of this Agreement by the parties and on March 31 of each year thereafter during the term of this Agreement, the Company shall contribute an amount equal to the Base Salary then in effect to an account for the benefit of Executive under the Deferred Compensation Plan in the form of the attached Exhibit C.

                                   ARTICLE III
                            TERMINATION OF EMPLOYMENT

      3.1 DEATH OR RETIREMENT OF EXECUTIVE. Executive's employment under this Agreement shall automatically terminate upon the death or Retirement of Executive.

      3.2 BY EXECUTIVE. Executive shall be entitled to terminate his employment under this Agreement by giving Notice of Termination to the Company:

      (a) for Good Reason;

      (b) at any time without Good Reason.

      3.3 BY COMPANY. The Company shall be entitled to terminate Executive's employment under this Agreement by giving Notice of Termination to Executive:

      (a) in the event of Executive's Total Disability;

      (b) for Cause; and

      (c) at any time without Cause.

                                   ARTICLE IV
                   COMPENSATION UPON TERMINATION OF EMPLOYMENT

      If Executive's employment under this Agreement is terminated prior to March 30, 2009, then except for any other rights or benefits specifically provided for in this Agreement, the Company shall be obligated to provide compensation and benefits to Executive following his period of employment only as follows:

      4.1 UPON TERMINATION FOR DEATH OR TOTAL DISABILITY. If Executive's employment under this Agreement is terminated by reason of his death or Total Disability, the Company shall:

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            (a) pay Executive (or his estate) any Base Salary which has accrued but not been paid as of the termination date (the "Accrued Base Salary");

            (b) pay Executive (or his estate) for unused vacation days and paid holidays accrued as of the termination date in an amount equal to his Base Salary multiplied by a fraction the numerator of which is the number of accrued unused vacation days and paid holidays, and the denominator of which is 260 (the "Accrued Vacation Payment");

            (c) reimburse Executive (or his estate) for expenses incurred by him prior to the date of termination which are subject to reimbursement pursuant to this Agreement (the "Accrued Reimbursable Expenses");

            (d) provide to Executive (or his estate) any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs (the "Accrued Benefits"), together with any benefits required to be paid or provided in the event of Executive's death or disability under applicable law;

            (e) pay Executive (or his estate) any Incentive Bonus or other bonus with respect to a prior fiscal quarter which has accrued but has not been paid;

            (f) pay Executive (or his estate) any payment under the Deferred Compensation Plan which has accrued but has not been paid to the account provided for in such plan;

            (g) pay Executive the amounts due under Section 2.5;

            (h) permit Executive (or his estate) to convert all vested Restricted Stock Units outstanding at the termination date in accordance with the terms of the Restricted Stock Agreement described in Section 2.4 hereof; and

            (i) permit Executive (or his estate) to exercise all vested unexercised stock options (including stock options which by their terms become exercisable upon death or disability) and warrants outstanding at the termination date in accordance with the terms of the plans and agreements pursuant to which such options or warrants were issued.

      4.2 UPON TERMINATION BY COMPANY FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Executive's employment is terminated by the Company for Cause, or if Executive terminates his employment with the Company prior to March 31, 2009, other than (x) upon Executive's death or Total Disability or (y) for Good Reason, the Company shall:

            (a) pay Executive the Accrued Base Salary;

            (b) pay Executive the Accrued Vacation Payment;

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            (c) reimburse Executive for the Accrued Reimbursable Expenses;

            (d) provide Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

            (e) pay Executive any accrued Incentive Bonus or other bonus with respect to a prior fiscal quarter which has accrued but has not been paid;

            (f) pay Executive any payment under the Deferred Compensation Plan which has accrued but has not been paid to the account provided for in such plan;

            (g) permit Executive to convert all vested Restricted Stock Units outstanding at the termination date in accordance with the terms of the Restricted Stock Agreement described in Section 2.4 hereof; additionally, any unvested Restricted Stock Units shall continue to vest in accordance with such Agreement; and

            (h) permit Executive to exercise all vested unexercised stock options and warrants outstanding at the termination date in accordance the terms of the plans and agreements pursuant to which such options and warrants were issued.

      4.3 UPON EXPIRATION OF THIS AGREEMENT. In order to induce the Executive to continue his employment with the Company throughout the term of this Agreement and until the Expiration Date of this Agreement, upon the Expiration Date, the Company shall:

            (a) pay Executive the Accrued Base Salary;

            (b) pay Executive the Accrued Vacation Payment;

            (c) reimburse Executive the Accrued Reimbursable Expenses;

            (d) provide Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

            (e) pay Executive any Incentive Bonus or other bonus with respect to a prior fiscal quarter which has accrued but has not been paid;

            (f) pay Executive any payment under the Deferred Compensation Plan which has accrued but has not been paid to the account provided for in such plan;

            (g) maintain in full force and effect, for Executive's and his eligible beneficiaries' continued benefit, all of the General Benefits, for a period of 36 months following the Expiration Date of this Agreement, except to the extent that, as to any such General Benefit,

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Executive receives the substantial equivalent of such General Benefit under the
Consulting Agreement or as a result of his employment with another employer after the Expiration Date. If Executive's continued participation in any General Benefit is not permitted under the terms of the plan, program or arrangement under which the General Benefit was provided to Executive by the Company, the Company shall arrange to provide Executive with the General Benefit substantially similar to the General Benefit which Executive would have been entitled to receive under such plan, program or arrangement;

            (h) permit Executive to convert all vested Restricted Stock Units outstanding at the Expiration Date in accordance with the terms of the Restricted Stock Agreement described in Section 2.4 hereof; and

            (i) Executive shall have the right to exercise all vested unexercised stock options and warrants outstanding at the Expiration Date in accordance with the terms of the plans and agreements pursuant to which such options and warrants were issued.

      4.4 UPON TERMINATION BY THE EXECUTIVE FOR GOOD REASON. If Executive's employment is terminated by the Executive for Good Reason, the Company shall:

            (a) pay Executive the Accrued Base Salary;

            (b) pay Executive the Accrued Vacation Payment;

            (c) reimburse Executive the Accrued Reimbursable Expenses;

            (d) provide Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

            (e) pay Executive any Incentive Bonus or other bonus with respect to a prior fiscal quarter which has accrued but has not been paid;

            (f) pay Executive any payment under the Deferred Compensation Plan which has accrued but has not been paid to the account provided for in such plan, and pay directly to Executive on March 30 of each year after such termination through March 30, 2009, twice the amount that would have been payable to the account established under such plan if this Agreement had not been terminated;

            (g) pay Executive, within thirty (30) days following the termination date, an amount equal to three multiplied by the sum of (1) Executive's Base Salary in effect immediately prior to the time such termination occurs, plus (2) an amount equal to the greater of (x) the Threshold Bonus and (y) one half of the sum of (i) the bonuses (whether Incentive Bonuses or other bonuses) that have been paid to Executive with respect to the two fiscal years immediately preceding the fiscal year in which the termination occurs, and (ii) the bonuses (whether Incentive

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Bonuses or other bonuses) that have been accrued with respect to the two fiscal years immediately preceding the fiscal year in which the termination occurs but have not been paid (or if Executive has been employed by the Company for less than two full fiscal years at the time of such termination, then an amount equal to the sum of such paid and accrued bonuses with respect to the fiscal year immediately preceding the fiscal year in which the termination occurs), which payment shall be due in full regardless of any compensation paid to Executive as a result of his employment by any other person after the termination date;

            (h) maintain in full force and effect, for Executive's and his eligible beneficiaries' continued benefit, all of the General Benefits, for a period of 36 months following the termination date of his employment under this Agreement, except to the extent that, as to any such General Benefit, Executive receives the substantial equivalent of such General Benefit under the Consulting Agreement or as a result of his employment with another employer after the termination date. If Executive's continued participation in any General Benefit is not permitted under the terms of the plan, program or arrangement under which the General Benefit was provided to Executive by the Company, the Company shall arrange to provide Executive with the General Benefit substantially similar to the General Benefit which Executive would have been entitled to receive under such plan, program or arrangement;

            (i) permit Executive to convert all vested and unvested Restricted Stock Units outstanding at the termination date in accordance with the terms of the Restricted Stock Agreement described in Section 2.4 hereof; and

            (j) Executive shall have the right to exercise all unexercised (vested and unvested) stock options and warrants outstanding at the termination date in accordance with the terms of the plans and agreements pursuant to which such options and warrants were issued.

      4.5 UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR IF THERE IS A CHANGE OF CONTROL. If Executive's employment is terminated by the Company without Cause or if there is a Change of Control, the Company shall:

            (a) pay Executive the Accrued Base Salary;

            (b) pay Executive the Accrued Vacation Payment;

            (c) reimburse Executive the Accrued Reimbursable Expenses;

            (d) provide Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

            (e) pay Executive any Incentive Bonus or other bonus with respect to a prior fiscal quarter which has accrued but has not been paid;

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

            (f) pay Executive any payment under the Deferred Compensation Plan which has accrued but has not been paid to the account provided for in such plan, and pay directly to Executive on March 30 of each year after such termination or Change of Control through March 30, 2009, twice the amount that would have been payable to the account established under such plan if this Agreement had not been terminated or there had not been a Change of Control;

            (g) pay Executive, within thirty (30) days of the termination date or Change of Control, an amount equal to six multiplied by the sum of (1) Executive's Base Salary in effect immediately prior to the time such termination or Change of control occurs, plus (2) an amount equal to the greater of (x) the Threshold Bonus and (y) one half of the sum of (i) the bonuses (whether Incentive Bonuses or other bonuses) that have been paid to Executive with respect to the two fiscal years immediately preceding the fiscal year in which the termination or Change of control occurs, and (ii) the bonuses (whether Incentive Bonuses or other bonuses) that have been accrued with respect to the two fiscal years immediately preceding the fiscal year in which the termination or Change of control occurs but have not been paid (or if Executive has been employed by the Company for less than two full fiscal years at the time of such termination or Change of control, then an amount equal to the sum of such paid and accrued bonuses with respect to the fiscal year immediately preceding the fiscal year in which the termination or Change of control occurs), which payment shall be due in full regardless of any compensation paid to Executive as a result of his employment by any other person after the termination date or Change of control;

            (h) maintain in full force and effect, for Executive's and his eligible beneficiaries' continued benefit, all of the General Benefits, for a period of 36 months following the Change of control or termination date of his employment under this Agreement, except to the extent that, as to any such General Benefit, Executive receives the substantial equivalent of such General Benefit under the Consulting Agreement or as a result of his employment with another employer after the termination date or Change of control. If Executive's continued participation in any General Benefit is not permitted under the terms of the plan, program or arrangement under which the General Benefit was provided to Executive by the Company, the Company shall arrange to provide Executive with the General Benefit substantially similar to the General Benefit which Executive would have been entitled to receive under such plan, program or arrangement;

            (i) permit Executive to convert all vested and unvested Restricted Stock Units outstanding at the termination date or Change in Control date in accordance with the terms of the Restricted Stock Agreement described in Section
2.4 hereof; and

            (j) Executive shall have the right to exercise all unexercised (vested or unvested) stock options and warrants outstanding at the termination or Change of Control date in accordance with the terms of the plans and agreements pursuant to which such options and warrants were issued.

      4.6 CONSULTING AGREEMENT. If Executive's employment is terminated (whether by the Company or Executive) for any reason, the Company and Executive shall enter into a consulting agreement (the "Consulting Agreement") in the form of Exhibit D.

      4.7 CALL RIGHTS.

            (a) Upon any termination of employment under Section 4.1, Section 4.3, Section 4.4 or Section 4.5, the Company shall have the right to redeem any stock option, whether vested or unvested, that is held by Executive as of the date of such termination and that is designated by the Company in a notice to Executive (a "Call Election"), at a price equal to 100% of the Black-Scholes Value of such stock option.

            (b) The Black-Scholes Value for any option shall be determined using the Black-Scholes formula but in any event shall be not less than the Market Price for the common stock on the date the Call Election is made (the "Calculation Date"), less the exercise price under the stock option. The Black-Scholes Value shall be calculated by an independent major investment banking firm selected by the Company, subject to the approval of Executive; if Executive does not approve the firm selected by the Company, then the Black-Scholes Value shall be the average of the amount calculated by the firm selected by Executive and a major investment banking firm selected by the Company. The Black-Scholes Value shall be calculated as of the Calculation Date, and any unvested options for this purpose shall be treated as if fully vested. The Company shall bear the cost of the firm or firms that conduct the Black-Scholes valuation. In determining the Black-Scholes Value of any option, the following rules will apply:

                  (i) The time to maturity of any option will be equal to the period beginning on the Calculation Date and ending on the final expiration date of the option (the "Option Life"), without regard to any analysis of the effect, or likelihood of occurrence, of any event that might cause the expiration date to occur sooner.

                  (ii) The "risk free rate" as to any option will be determined as of the Calculation Date, by the U.S. Treasury YTM, with a maturity approximately equal to the Option Life, as stated by the Federal Reserve.

                  (iii) The volatility factor will be based on an historical sampling of daily stock prices over a period of not less than 24 months from the valuation date, and not more than 120 months from the valuation date, whichever period yields the highest value.

                  (iv) No illiquidity or other discount will be applied to the value determined by application of the Black-Scholes formula, whether by reason of the fact that the options are not publicly traded or otherwise.

            (c) Unless Executive consents, the Company shall not exercise a Call Election to the extent that the Company would be unable, without violating the provisions of the General

Corporation Law of Nevada or the fraudulent conveyance laws of any state, to pay any amount due to Executive under Section 4.7(a); if Executive consents to the exercise of a Call Election by the Company under such circumstances, then, to the extent that the Company is unable, without violating the provisions of the General Corporation Law of Nevada, to pay any amount due Executive under Section 4.7(a), the Company's obligation to make such payment shall be deferred, but only until the legal restriction lapses, at which time the payment shall be due, and in any event, all amounts that otherwise would have been payable but for such restriction shall bear interest at the rate provided for in Section 6.11, from the date such payments would have been payable (but for such legal restriction) until the date they actually are made.

            (d) All payments due by the Company in connection with any Call Election are payable within 10 business days after the Call Election is made.

            (e) Any stock option redeemed by the Company under Section 4.7(a) shall be cancelled.

                                    ARTICLE V
                              RESTRICTIVE COVENANTS

      5.1 CONFIDENTIAL INFORMATION AND MATERIALS. Executive agrees that during the course of his employment with the Company, he has obtained and shall likely obtain in the future "Confidential Information." "Confidential Information" is information concerning the Company which the Company attempts to keep confidential, has not been publicly disclosed by the Company, is not a matter of common knowledge in the airline industry, and was not known by Executive prior to his employment by the Company, including, but not limited to, certain information relating to the business plans, trade practices, finances, accounting methods, methods of operations, trade secret, marketing plans or programs, forecasts, statistics relating to routes and markets, contracts, customers, compensation arrangements, and business opportunities. Executive agrees that the Confidential Information is proprietary to the Company.

      5.2 GENERAL KNOWLEDGE. The general skills and experience gained by Executive during Executive's employment or engagement by the Company, and information publicly available without breach of any duty owed by any person to the Company or generally known within the airline industry, is not considered Confidential Information. Executive is not restricted from working with a person or entity which has independently developed information or materials similar to the Confidential Information, but in such a circumstance, Executive agrees not to disclose the fact that any similarity exists between the Confidential Information and the independently developed information and materials, and Executive understands that such similarity does not excuse Executive from the non-disclosure and other obligations in this Agreement.

      5.3 EXECUTIVE OBLIGATIONS AS TO CONFIDENTIAL INFORMATION AND MATERIALS. During Executive's employment or engagement by the Company, Executive shall have access to the

Confidential Information and shall occupy a position of trust and confidence with respect to the Confidential Information and the Company's affairs and business. Executive agrees to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

            (a) NON-DISCLOSURE. During Executive's Employment or engagement by the Company and for a period of two years after the termination of Executive's Employment or engagement by the Company for any reason, Executive shall not use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of Executive's duties with the Company and other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel.

            (b) PREVENT DISCLOSURE. During and for a period of two years after Executive's Employment or engagement by the Company, other than as required in the performance of Executive's duties with the Company and other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel, Executive shall take all reasonable precautions to prevent disclosure of the Confidential Information to unauthorized persons or entities, other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel.

            (c) RETURN ALL MATERIALS. Upon termination of Executive's employment or engagement by the Company for any reason whatsoever, or earlier if requested by the Company, Executive shall deliver to the Company all tangible materials relating to, but not limited to, the Confidential Information and any other information regarding the Company, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information and shall not retain any copies of any of the above materials.

                                   ARTICLE VI
                                  MISCELLANEOUS

      6.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

            (a) "Across the Board Reduction" - as defined in Section 2.1;

            (b) "Accrued Base Salary" - as defined in Section 4.1(a);

            (c) "Accrued Benefits" - as defined in Section 4.1(d);

            (d) "Accrued Reimbursable Expenses" - as defined in Section 4.1(c);

            (e) "Accrued Vacation Payment" - as defined in Section 4.1(b);

            (f) "Base Salary" - as defined in Section 2.1;

            (g) "Board" - shall mean the Board of Directors of the Company;

            (h) "Cause" shall mean the occurrence of any of the following:

                  (i) Executive's willful misconduct with respect to the Company's business which results in a material detriment to the Company;

                  (ii) Executive is convicted of, or enters a plea of nolo contendere with respect to, a felony offense; or

                  (iii) the continued failure or refusal by Executive, other than by reason of Executive's disability, to perform the duties required of him by this Agreement, which failure or refusal is material and is not cured within 45 days following receipt by Executive of written notice from the Board specifying the factors or events constituting such failure or refusal, except that, as to any failure or refusal that is curable but cannot reasonably be cured within such 45-day period, no Cause shall be deemed to have occurred unless Executive fails to take reasonable steps to cure such failure or refusal within such 45-day period, and furthermore, no failure of Executive to satisfy any goals, forecasts, or other financial or business criteria established by the Company, standing alone, shall constitute Cause.

            (i) "Change of Control" shall mean and shall be deemed to have occurred if:

                  (i) After the date of this Agreement, any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision), or any other persons who the Board of Directors determines in good faith is acting as a group, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) directly or indirectly of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote at an election of directors;

                  (ii) Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least 60% of the members of the Board, except that any person who becomes a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders was approved by a vote of at least 60% of the members then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                  (iii) Consummation of

                        (A) a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with or to a corporation or other person or entity

                              (1) of which persons who were the holders of each
                  class of the Company's capital stock immediately prior to such transaction do not receive voting securities, as a result of their ownership of such capital stock immediately prior to such transaction, that constitute both

                              (x) more than 51% of each class of capital stock
                        and

                              (y) more than 51% of the combined voting power of
                        the outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged, consolidated or purchasing corporation (or in the case of a non-corporate person or entity, functionally equivalent voting power), or

                              (2) 80% of the members of the Board of which
                  corporation (or functional equivalent in the case of a non-corporate person or entity) were not members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, consolidation or sale;

                        (B) the sale or other disposition of any material route system operated by the Company or any subsidiary (regardless of how such sale or disposition is effected); for this purpose a route system is "material" if the gross revenues attributable to such route system exceed or would exceed 50% of the Company's gross revenues on a consolidated basis or if the gross profits reasonably attributable to such route system exceed or would exceed 50% of the gross profits of the Company on a consolidated basis, either

                              (x) for the fiscal year of the Company immediately
                  prior to the sale or disposition or

                              (y) based on reasonable projections, for the
                  fiscal year in which the sale or disposition occurs; or

                        (C) a liquidation or dissolution of the Company.

                  (j) "Confidential Information" - as defined in Section 5.1;

                  (k) "Continued Benefits" - as defined in Section 4.3(g);

                  (l) "Expiration Date" - as defined in Section 1.3;

                  (m) "Good Reason" shall mean the occurrence of any of the following:

                  (i) Any change by the Company in Executive's title, or any significant diminishment in Executive's function, duties or responsibilities from those associated with his functions, duties or responsibilities as of March 31, 2004;

                  (ii) Any material breach of this Agreement or any other agreement between the Company and Executive (and for purposes of this Agreement, any default by the Company to make any payment or to provide any fringe benefit shall be considered material) which remains uncured for a period of 10 days after Executive gives the Company notice of such breach specifying in reasonable detail the event(s) constituting such breach;

                  (iii) Except with Executive's prior written consent, relocation of Executive's principal place of employment to a location greater than 50 miles from Phoenix, Arizona, or requiring Executive to travel on the Company's business more than is required by Section 1.4; or

                  (iv) Other than an Across the Board Reduction, any reduction by the Company in Executive's Base Salary, bonus opportunity or benefits to which Executive is entitled under this Agreement.

            (n) "Incentive Bonus" - as defined in Section 2.2;

            (o) "Market Price" means the officially quoted closing price of the common stock of the Company, as reported by the principal exchange on which the common stock of the Company is traded for the date in question. If there are no transactions on such date, the Market Price shall be determined as of the immediately preceding date on which there were transactions. If no such prices are reported on such exchange, then Market Price shall mean the average of the high and low sale prices for the common stock of the Company (or if no sales prices are reported, the average of the high and low bid prices) as reported by a quotation system of general circulation to brokers and dealers. If the common stock of the Company is not traded on any exchange or in the over-the-counter market, the Market Price of the common stock of the Company on any date shall be determined in good faith by the parties.

            (p) "Notice of Termination" shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Each Notice of Termination shall be delivered at least 30 days prior to the effective date of termination.

            (q) "Prime Rate" means the prime rate announced by The Wall Street Journal from time to time.

            (r) "Retirement" shall mean the attainment of age 65;

            (s) "Threshold Bonus" shall mean a cash bonus equal to $105,000 (which is based on the "Threshold" level of bonus under "Bonus Level Fiscal 2004" as set forth in Exhibit A).

            (t) "Total Disability" or "Totally Disabled" shall mean Executive's failure substantially to perform his duties under this Agreement on a full-time basis for a period exceeding 180 consecutive days or for periods aggregating more than 180 days during any twelve-month period as a result of incapacity due to physical or mental illness, or the occurrence or existence of a condition that would permanently render Executive unable to substantially perform his duties under this Agreement on a full-time basis. If there is a dispute as to whether Executive is or was physically or mentally unable to perform his duties under this Agreement, such dispute shall be submitted for resolution to a licensed physician selected by Executive but subject to the reasonable approval of the Company. If such a dispute arises, Executive shall submit to such examinations and shall provide such information as such physician may request, and the determination of the physician as to Executive's physical or mental condition shall be binding and conclusive.

      6.2 KEY MAN INSURANCE. In addition to the insurance policy described in
Section 2.5(c), the Company shall have the right, in its sole discretion, to purchase "key man" insurance on the life of Executive. The Company shall be the owner and beneficiary of any such policy. If the Company elects to purchase such a policy, Executive shall take such physical examinations and supply such information as may be reasonably requested by the insurer.

      6.3 SUCCESSORS, BINDING AGREEMENT. This Agreement shall be binding upon and run to the benefit of the Company, its successors and assigns, and shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

      6.4 MODIFICATION; NO WAIVER. This Agreement may not be modified or amended except by an instrument in writing signed by the parties to this Agreement. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated in such waiver, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other term or condition.

      6.5 SEVERABILITY. The covenants and agreements contained in this Agreement are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained in this Agreement. If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained in this Agreement because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties to this Agreement that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

      6.6 NOTICES. All the notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the parties to this Agreement at the following addresses:

                  If to the Company, to it at:

                  Mesa Air Group, Inc.
                  410 North 44th Street, Suite 700
                  Phoenix, AZ  85008
                  Attn: Chair of Board of Directors

                  If Executive, to him at:

                  4840 Grandview
                  Phoenix, AZ 85018

                  With a copy to:

                  James F. Wood, Esq.
                  Sherman & Howard L.L.C.
                  3000 First Interstate Tower North
                  633 17th Street, Suite 3000
                  Denver, CO 80202

Notices shall be deemed to have been given and received upon personal delivery or three business days after having been deposited, if sent by registered or certified mail.

      6.7 ASSIGNMENT. This Agreement and any rights under this Agreement shall not be assignable by either party without the prior written consent of the other party (which may be withheld in the discretion of such other party) except as otherwise specifically provided for in this Agreement.

      6.8 ENTIRE UNDERSTANDING. This Agreement (together with the Exhibits incorporated as a part of this Agreement) constitutes the entire understanding between the parties to this Agreement and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth in this Agreement.

      6.9 EXECUTIVE'S REPRESENTATIONS. Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties under this Agreement violates the provisions of any other agreement to which he is a party or by which he is bound.

      6.10 INTEREST ON PAST DUE AMOUNTS; ATTORNEYS FEES. All amounts under this Agreement that are not paid when due shall bear interest at the rate of 4% per annum above the Prime Rate, from the date such payments were due until paid. In addition, any party who breaches this Agreement shall be obligated to pay the reasonable attorneys fees and costs incurred by the other party in seeking to enforce the terms of this Agreement.

      6.11 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF THE STATE OF ARIZONA APPLICABLE TO CONTRACTS EXECUTED AND WHOLLY PERFORMED WITHIN SUCH STATE.

                            [Signature Pages Follow]

                                        Mesa Air Group, Inc. (Company)

                                        By: /S/ Daniel J. Altobello
                                           -------------------------------------
                                        Title: Chairman, Compensation Committee
                                              ----------------------------------

                                        /S/ Jonathan G. Ornstein
                                        ----------------------------------------
                                        Jonathan G. Ornstein (Executive)

                      [Signature Page Employment Agreement]

                                    EXHIBIT A

                             MINIMUM INCENTIVE BONUS

                                 INCENTIVE BONUS

 BONUS LEVEL                   % CHANGE                QUARTERLY                  ANNUAL
FISCAL 2004(1)                IN EPS (2)               AMOUNT (3)               AMOUNT (4)
--------------                ----------               ----------               ----------
   MINIMUM                     POSITIVE                 $  13,125                $  52,500
  THRESHOLD                       5%                    $  26,250                $ 105,000
    TARGET                        10%                   $  52,500                $ 210,000
   MAXIMUM                        15%                   $ 105,000                $ 420,000

NOTE 1 - FOR EACH FISCAL YEAR ONLY THE % CHANGE IN EPS WILL BE REVIEWED. THE % CHANGE IN EPS WILL NOT BE GREATER THAN THE INITIAL YEAR.

NOTE 2 - EPS IS DEFINED AS GROSS PROFIT/LOSS BEFORE TAXES AND ONE-TIME NON-RECURRING ITEMS DIVIDED BY BASIC OUTSTANDING SHARES. THESE PERCENTAGES WILL CHANGE ANNUALLY BUT NOT BE GREATER THEN THE INITIAL YEAR.

NOTE 3 - THE QUARTERLY AMOUNT WILL BE PAID FOR EACH OF THE FIRST THREE FISCAL QUARTERS BASED ON THE 10Q FINANCIAL REPORTS FILED WITH THE SEC. THE ANNUAL AMOUNT WILL BE PAID FOR THE FOURTH QUARTER LESS ANY AMOUNTS PAID FOR THE FIRST THREE QUARTERS BASED ON THE 10K FINANCIAL REPORTS FILED WITH THE SEC. THESE AMOUNTS WILL NOT BE DECREASED OVER THE TERM OF THE AGREEMENT.

NOTE 4 - THESE AMOUNTS WILL NOT BE DECREASED OVER THE TERM OF THE AGREEMENT.

                                       A-1